Exhibit 23.2
Consent of Independent Auditors
We consent to the use of our report on the consolidated balance sheets of SRA Companies, Inc. as of June 30, 2014 and 2015, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2015 included herein and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
McLean, VA
December 9, 2015